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                    REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Trustees of Morgan Stanley Dean Witter World Wide Income Trust

In our opinion, the statement of changes in net assets and the financial highlights of Morgan Stanley Dean Witter World Wide Income Trust (the "Fund") (not presented separately herein) present fairly, in all material respects, the changes in its net assets for the year ended October 31, 1999 and the financial highlights for each of the years in the period ended October 31, 1999, in conformity with generally accepted accounting principles. This financial statement and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements or financial highlights of the Fund for any period subsequent to October 31, 1999.

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
December 13, 1999